Exhibit 99.1

LEXINGTON REALTY TRUST ANNOUNCES PRICING OF PUBLIC OFFERING OF

$400 MILLION OF SENIOR NOTES

NEW YORK, August 16, 2021 (GLOBE NEWSWIRE) -- Lexington Realty Trust (NYSE: LXP) (“Lexington”), a real estate investment trust (“REIT”) focused on single-tenant industrial real estate investments, today announced that it has priced an underwritten public offering of $400 million aggregate principal amount of 2.375% senior unsecured notes due October 1, 2031 at a price equal to 99.758% of the principal amount, to yield 2.402%. Interest on the notes will be payable semi-annually commencing on April 1, 2022.

The offering is subject to the satisfaction of customary closing conditions and is expected to close on August 30, 2021.

Lexington intends to use the net proceeds from the offering to pay down all amounts outstanding under its unsecured revolving credit facility, with any remaining net proceeds to be used to redeem all or a portion of its outstanding 4.25% senior notes due 2023 and for other general corporate purposes, including acquisitions Lexington may identify in the future.

J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, BofA Securities, Inc., KeyBanc Capital Markets Inc., PNC Capital Markets LLC, Regions Securities LLC, TD Securities (USA) LLC and U.S. Bancorp Investments, Inc. are acting as joint book-running managers of the offering and Mizuho Securities USA LLC, Stifel, Nicolaus & Company, Incorporated, Truist Securities, Inc., FHN Financial Securities Corp. and Samuel A. Ramirez & Company, Inc. are acting as co-managers of the offering.

This offering is being conducted pursuant to Lexington’s currently effective shelf registration statement, which was previously filed with the Securities and Exchange Commission (“SEC”). When available, copies of the preliminary prospectus supplement and final prospectus supplement may be obtained from (i) J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk or by calling at 1-212-834-4533, (ii) Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attention: WFS Customer Service or by calling toll free at 1-800-645-3751 or by emailing: wfscustomerservice@wellsfargo.com, or (iii) the SEC’s public website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Lexington Realty Trust

Lexington Realty Trust is a publicly traded REIT focused on single-tenant industrial real estate investments across the United States. Lexington seeks to expand its industrial portfolio through acquisitions, build-to-suit transactions, sale-leaseback transactions, development projects and other transactions.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties and other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in Lexington's periodic filings with the SEC. Except as required by law, Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events.

Contact:
Investor or Media Inquiries for Lexington Realty Trust:
Beth Boulerice, Chief Financial Officer
Lexington Realty Trust
Phone: (212) 692-7200

E-mail: bboulerice@lxp.com

Source: Lexington Realty Trust